Exhibit 1.1
PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The Notes are not intended, from 1 January 2018, to be offered, sold or otherwise made available to and, with effect from such date, should not be offered, sold or otherwise made available to any retail investor in the European Economic Area ("EEA"). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU ("MiFID II"); or (ii) a customer within the meaning of Directive 2002/92/EC ("Insurance Mediation Directive"), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently no key information document required by Regulation (EU) No 1286/2014 (the "PRIIPs Regulation") for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
FINAL TERMS
14 November 2017
Western Power Distribution (South West) plc
Issue of £250,000,000 2.375 per cent. Notes due May 2029
under the £3,000,000,000
Euro Medium Term Note Programme
Part A
Contractual Terms
Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Prospectus dated 15 September 2017, which constitutes a base prospectus (the Prospectus) for the purposes of the Prospectus Directive (Directive 2003/71/EC), as amended (the Prospectus Directive). This document constitutes the Final Terms of the Notes described herein for the purposes of Article 5.4 of the Prospectus Directive and must be read in conjunction with such Prospectus. Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of these Final Terms and the Prospectus. The Prospectus is available for viewing at www.westernpower.co.uk and during normal business hours at Avonbank, Feeder Road, Bristol BS2 0TB and copies may be obtained from Avonbank, Feeder Road, Bristol BS2 0TB. The Prospectus and (in the case of Notes listed and admitted to trading on the regulated market of the London Stock Exchange) the applicable Final Terms will also be published on the website of the London Stock Exchange: www.londonstockexchange.com/exchange/news/market-news/market-news-home.html.

1 Issuer:	Western Power Distribution (South West) plc
2 (i) Series Number:	2017-2
(ii) Tranche Number:	1
(iii) Date on which the Notes will be consolidated and form a single Series	Not Applicable
3 Specified Currency or Currencies:	Pound Sterling (£)
4 Aggregate Nominal Amount:
(i) Series:	£250,000,000
(ii) Tranche:	£250,000,000
5 (i) Issue Price of Tranche:	99.086 per cent. of the Aggregate Nominal Amount
6 (i) Specified Denominations:	£100,000 and integral multiples of £1,000 in excess thereof up to and including £199,000. No Notes in definitive form will be issued with a denomination of integral multiples above £199,000.
(ii) Calculation Amount: (Applicable to Notes in definitive form)	£1,000
7 (i) Issue Date:	16 November 2017
(ii) Interest Commencement Date:	Issue Date
8 Maturity Date:	16 May 2029
9 Interest Basis:	2.375 per cent. Fixed Rate
(further particulars specified below)
10 Redemption Basis:	Subject to any purchase and cancellation or early redemption, the Notes will be redeemed on the Maturity Date at 100.00 per cent. of their nominal amount
11 Change of Interest Basis or Redemption/ Payment Basis:	Not Applicable
12 Put/Call Options:	Restructuring Put Option
(further particulars specified in paragraph 22 below)
13 Date approval by Committee of the Board of Directors for issuance of Notes obtained:	6 November 2017
Provisions Relating to Interest (if any) Payable
14 Fixed Rate Note Provisions	Applicable
(i) Rate of Interest:	2.375 per cent. per annum payable annually in arrear
(ii) Interest Payment Date(s):	16 May in each year up to and including the Maturity Date, commencing on 16 May 2018 with a short first coupon from and including 16 November 2017 to but excluding 16 May 2018

(iii) Fixed Coupon Amount: (Applicable to Notes in definitive form)	£23.75 per Calculation Amount
(iv) Broken Amount: (Applicable to Notes in definitive form)	£11.78 per Calculation Amount, payable on the Interest Payment Date falling on 16 May 2018
(v) Day Count Fraction:	Actual/Actual ICMA
(vi) Determination Date:	Interest Payment Dates in each year
15 Floating Rate Note Provisions	Not Applicable
16 Zero Coupon Note Provisions	Not Applicable
17 Index Linked Interest Note Provisions	Not Applicable
18 Ratings Downgrade Rate Adjustment	Not Applicable
Provisions Relating to Redemption
19 Index Linked Redemption Provisions	Not Applicable
20 Issuer Call	Not Applicable
21 Investor Put	Applicable for the purposes of Condition 6(g) (Redemption at the option of Noteholders on a Restructuring Event) only
(i) Optional Redemption Date(s):	Put Date as per Condition 6(g)(iii)
(ii) Notice Period:	Refer to Condition 6(g) (Redemption at the Option of Noteholders on a Restructuring Event)
(i) Optional Redemption Amount(s):	Not Applicable
22 Restructuring Put Option	Applicable (Condition 6(g) (Redemption at the Option of the Noteholders on a Restructuring Event) applies)
(i) Optional Redemption Amount(s):	£1,000 per Calculation Amount
23 Final Redemption Amount:	£1,000 per Calculation Amount
24 Early Redemption Amount payable on redemption for taxation reasons or on event of default	£1,000 per Calculation Amount
General Provisions Applicable to the Notes
25 Form of Notes:	Bearer
(i) if issued in Bearer form:	Temporary Global Note exchangeable for a permanent Global Note which is exchangeable for Definitive Notes in the limited circumstances specified in the permanent Global Note.
New Global Note/NSS:	Yes
26 Additional Financial Centre(s) or other special provisions relating to payment dates:	Not Applicable

27 Talons for future Coupons to be attached to Definitive Notes:	No

Signed on behalf of

Western Power Distribution (South West) plc

By:

Part B
Other Information

1 Listing and Admission to Trading
(i) Listing and admission to trading:
Application has been made by the Issuer (or on its behalf) for the Notes to be admitted to trading on the London Stock Exchange's regulated market and listing on the Official List of the UK Listing Authority with effect from, or as soon as practicable after, 16 November 2017.

(ii) Estimate of total expenses related to admission to trading:	£3,600
2 Ratings
Ratings:	The Notes to be issued have been rated:

Baa1 by Moody's Investors Service Limited (Moody's)
A- by Standard & Poor's Credit Market Services Europe Limited (S&P)
Each of Moody's and S&P is established in the European Union and is registered under Regulation (EC) No. 1060/2009

3 Interests of Natural and Legal Persons Involved in the Issue
Save for any fees payable to the Joint Lead Managers, so far as the Issuer is aware, no person involved in the issue of the Notes has an interest material to the offer.
4 Reasons for the Offer, Estimated Net Proceeds and Total Expenses
(i) Reasons for the offer	The net proceeds of this offer will be used by Western Power Distribution (South West) plc for its general corporate purposes
(ii) Estimated net proceeds:	Not Applicable
(iii) Estimated total expenses:	Not Applicable
5 Yield (Fixed Rate Notes only)
Indication of yield:	2.468 per cent. on an annual basis
6 Operational Information
(i) ISIN Code:	XS1718489898
(ii) Common Code:	171848989
(iii) Any clearing system(s) other than Euroclear Bank SA/NV and Clearstream Banking S.A. and the relevant identification number(s):	Not Applicable
(iv) Delivery:	Delivery against payment

(v) Names and addresses of additional Paying Agent(s) (if any):	Not Applicable
(vi) Intended to be held in a manner which would allow Eurosystem eligibility:
Yes. Note that the designation "yes" simply means that the Notes are intended upon issue to be deposited with one of the international central securities depositories (ICSD) as common safekeeper and does not necessarily mean that the Notes will be recognised as eligible collateral for Eurosystem monetary policy and intra day credit operations by the Eurosystem either upon issue or at any or all times during their life. Such recognition will depend upon the European Central Bank (the ECB) being satisfied that Eurosystem eligibility criteria have been met.

7 Distribution
(i) Method of distribution:	Syndicated

(ii) If syndicated, names and addresses of Managers):	Joint Lead Managers: HSBC Bank plc 8 Canada Square London E14 5HQ
Mizuho International plc 30 Old Bailey London EC4M 7AU
The Royal Bank of Scotland plc (trading as NatWest Markets) 250 Bishopsgate London EC2M 4AA
Banco Santander, S.A. Ciudad Grupo Santander Edificio Encinar Avenida de Cantabria s/n 28660, Boadilla del Monte Madrid

Barclays Bank PLC 5 The North Colonnade Canary Wharf London E14 4BB

Lloyds Bank plc 10 Gresham Street London EC2V 7AE
Merrill Lynch International 2 King Edward Street London EC1A 1HQ
MUFG Securities EMEA plc Ropemaker Place 25 Ropemaker Street London EC2Y 9AJ
RBC Europe Limited Riverbank House 2 Swan Lane London EC4R 3BF
(iii) Date of Dealer Agreement:	15 September 2017
(iv) Stabilisation Manager(s) (if any):	The Royal Bank of Scotland plc (trading as NatWest Markets)
(v) If non-syndicated, name and address of relevant Dealer:	Not Applicable
(vi) U.S. Selling Restrictions:	Reg. S Compliance Category 2; TEFRA D
(vii) Prohibition of Sales to EEA Retail Investors:	Applicable